DEAN FOODS ANNOUNCES FIRST QUARTER 2015 RESULTS
Operating Results Improve for Third Consecutive Quarter
DALLAS, May 11, 2015 - Dean Foods Company (NYSE: DF) today reported first quarter 2015 results.
Highlights

•	For the third consecutive quarter, operating results improved, primarily due to price realization, and solid execution within an easing commodity environment.

•	Q1 net loss per share was $0.78 and adjusted net income per share was $0.24.

•	During Q1, completed a comprehensive debt refinancing to strengthen the balance sheet for the future.

•	On May 4, launched DairyPure®, the first and largest fresh, white milk national brand with a national media campaign.

•	Dean Foods is on-trend with consumers growing focus on fresh, local, protein-dense products with clean labels.

•	Q2 adjusted diluted earnings are expected to be $0.20 to $0.30 per share.
Chief Executive Officer Gregg Tanner said, "I'm very pleased with the progress we have made over the last several quarters in support of our long-term, sustainable business model. This past quarter, we continued to deliver sequential improvements to our operational and financial results, and we recapitalized our balance sheet to provide the organization with significant flexibility going forward. We are proud of our track record of innovation and last week’s launch of DairyPure, the country's first and largest fresh, white milk national brand, will provide additional benefits to consumers, our category, our customers and our company."
First Quarter 2015 Operating Results
Chief Financial Officer Chris Bellairs said, “Dean Foods’ first quarter results reflect solid execution within an easing commodity environment. In the first quarter, we witnessed retailers lean first and foremost into pricing architectures to restore profitability to dairy products and the dairy case. With volume performance coming in-line with our expectations, significant price realization was the primary driver of sequentially improving results. We believe that we can drive shareholder value as we leverage our improving operating results and free cash flow performance, our enhanced capital structure and the incremental opportunities associated with our new national brand, DairyPure.”

Financial Summary *	Three Months Ended March 31
(In millions, except per share amounts)	2015	2014
Gross Profit
GAAP	$478	$416
Adjusted	$477	$416

Operating Income (Loss)
GAAP	$(59)	$5
Adjusted	$52	$7

Interest Expense
GAAP	$17	$15
Adjusted	$16	$15

Net Income (Loss)
GAAP	$(74)	$(9)
Adjusted	$22	$(5)

Diluted Earnings (Loss) Per Share (EPS)
GAAP	$(0.78)	$(0.09)
Adjusted	$0.24	$(0.05)

* Adjustments to GAAP for the impacts of specific transactions and other one-time or non-recurring items are fully described in the attached tables.
The first quarter 2015 average Class I Mover, a measure of raw milk costs, was $16.79 per hundred-weight, a 29% sequential decrease from the fourth quarter of 2014 and a decrease of 25% from the first quarter of 2014. Total volume across all products was 662 million gallons for the first quarter of 2015, a 3% decline compared to total volume of 685 million gallons in the first quarter of 2014. Based on the USDA’s recently published category data, fluid milk volumes improved sequentially from a 3.7% decline in the third quarter to a 3.4% decline in the fourth quarter. For the month of January 2015, fluid milk volumes declined approximately 3.1% year-over-year, on an unadjusted basis. On this same basis, Dean Foods’ share of U.S. fluid milk volumes decreased to 35.5%, from 35.7% in the first quarter of 2014.
Tanner added, “In the longer term, we believe that the execution of our strategy will improve our financial performance, and our innovations will help enhance the already highly regarded perception of our products within the category and in the minds of the consumers. We are reinvigorating the dairy case with our national brands DairyPure and TruMoo while building on the heritage, brand equity and consumer confidence associated with our regional brands. We are also changing the game with operational excellence, disciplined financial stewardship and innovation as we extend our leadership position in the dairy industry."
Cash Flow
Consolidated net cash provided by continuing operations for the three months ended March 31, 2015, totaled $158 million. Free cash flow provided by continuing operations, which is defined as net cash provided by continuing operations less capital expenditures, was $138 million for three months ended March 31, 2015. Free cash flow for the quarter includes $56 million of federal tax refunds.
Debt
During the first quarter, the Company completed its debt refinancing. In February, the Company issued 6.5% senior unsecured notes due 2023 with an aggregate principal amount of $700 million. The Company used a portion of the net proceeds of the offering to finance the redemption of its outstanding senior unsecured 7% notes due 2016 and used the remaining net proceeds to repay a portion of the outstanding borrowings under the Company's senior secured credit facility and receivables-backed facility. In March, the Company entered into a new 5-year $450 million senior secured revolving credit facility.  Concurrently, the Company amended and restated its existing $550 million receivables securitization facility to extend the maturity through March 2018, and conform the covenants to the new senior secured revolving credit facility.
Total debt at March 31, 2015, net of $30 million cash on hand, was approximately $823 million. The Company's maximum senior secured net leverage ratio calculated in accordance with the new $450 million senior secured revolving credit facility, which for purposes of calculating indebtedness deducts up to $50 million of cash on hand and excludes borrowings under the receivables securitization facility, was zero times as of the end of the first quarter of 2015. While no longer a financial covenant under the Company’s senior secured credit facility, the Company’s funded net debt to EBITDA ratio improved over a full turn from December 31, 2014 to 3.35 times at the end of the first quarter of 2015.
Forward Outlook
“With expected volume declines of low single digits, and taking normal seasonality and other factors into account, we expect second quarter adjusted diluted earnings of between $0.20 and $0.30 per share,” concluded Tanner.
Non-GAAP Financial Measures
In addition to the results prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we have presented certain adjusted financial results and certain other non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow, each as defined below. These non-GAAP financial measures are from continuing operations and are adjusted to eliminate the net expenses and net gains related to the items identified in the “Reconciliation of GAAP to Non-GAAP Information” tables below. This information is provided to assist investors in making meaningful comparisons of our operating performance between periods and to view our business from the same perspective as our management. Because we cannot predict the timing and amount of expenses or gains associated with certain non-recurring items; asset impairment charges; gains or losses related to discontinued operations and divestitures; facility closing, reorganization and realignment costs; costs associated with the early retirement of long-term debt; gains(losses) on the mark-to-market of our derivative contracts; litigation settlements; and certain other charges, our management does not consider these items when evaluating our performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.
We have defined Adjusted EBITDA as net income (loss), which is the most comparable GAAP financial measure, adjusted for the items above as well as interest, taxes, depreciation and amortization. We believe Adjusted EBITDA is a useful measure for analyzing the performance of our business and is an indicator of our ability to incur and service indebtedness and generate free cash flow. We also believe that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because such measures assist in comparing performance on a consistent basis without regard to capital structure, depreciation or amortization (which can vary significantly) and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. The reconciliation of net income to Adjusted EBITDA for the three months ended March 31, 2015 and 2014 is included in the tables below.
Additionally, we believe free cash flow provided by continuing operations (“Free Cash Flow”) is a meaningful non-GAAP measure that offers supplemental information and insight regarding the liquidity of our operations and our ability to generate sufficient cash flow above what is required in our business to sustain our operations.
We define Free Cash Flow as net cash provided by continuing operations less cash payments for capital expenditures. A reconciliation of net cash provided by continuing operations, which is the most comparable U.S. GAAP financial measure to Free Cash Flow is included in the tables below.
This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP. Additionally, these non-GAAP measures may be different than similar measures used by other companies. We believe that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliations to the corresponding GAAP financial measures, provides investors with a more complete understanding of the factors and trends affecting our business than could be obtained absent these disclosures. A full reconciliation of our results and financial measures reported in accordance with GAAP for the three months ended March 31, 2015 and 2014 to the non-GAAP financial measures described above is set forth herein.
Conference Call/Webcast
A webcast to discuss the Company's financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the "Webcast" section of the Company's website at http://www.deanfoods.com/. A slide presentation will accompany the webcast.

About Dean Foods

Dean Foods® is a leading food and beverage company and the largest processor and direct-to-store distributor of fluid milk and other dairy and dairy case products in the United States. Headquartered in Dallas, Texas, the Dean Foods portfolio includes DairyPure®, the country's first and largest fresh, white milk national brand, and TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Garelick Farms®, LAND O LAKES®* milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 local and regional dairy brands and private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Over 17,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.
*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.
**PET is a trademark of The J.M. Smucker Company and is used by license.
Some of the statements made in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements relating to: (1) projected sales (including specific product lines and the Company as a whole), profit margins, net income, earnings per share, free cash flow and debt covenant compliance, (2) the Company’s regional and national branding initiatives, (3) the Company’s innovation, research and development plans and its ability to successfully launch new products or brands, (4) commodity prices and other inputs and the Company’s ability to forecast or predict commodity prices, milk production and milk exports, (5) the Company’s cost-savings initiatives, including plant closures and route reductions, and its ability to achieve expected savings, (6) planned capital expenditures, (7) the status of the Company’s litigation matters, (8) the Company’s plans related to its capital structure, (9) the Company’s dividend policy and (10) possible repurchases of shares of common stock. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in this press release. Financial projections are based on a number of assumptions. Actual results could be materially different than projected if those assumptions are erroneous. The cost and supply of commodities and other raw materials are determined by market forces over which the Company has limited or no control. Sales, operating income, net income, debt covenant compliance, financial performance and adjusted earnings per share can vary based on a variety of economic, governmental and competitive factors, which are identified in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of its products. The declaration and payment of cash dividends under the Company’s dividend policy remains at the sole discretion of the Board of Directors or a committee thereof and will depend upon its financial results, cash requirements, future prospects, restrictions in its credit agreement and debt covenant compliance, applicable law and other factors that may be deemed relevant by the Board or such committee. All forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in our expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based except as required by law.
CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Scott Vopni, +1-214-303-3438

DEAN FOODS COMPANY
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended March 31,		Three months ended March 31,
	2015	2014	2015		2014
	GAAP		Adjusted*

Net sales	$2,050,762	$2,341,040	$2,050,762		$2,341,040
Cost of sales	1,572,453	1,924,865	1,573,734	(d)	1,925,272	(a) (d)
Gross profit	478,309	416,175	477,028		415,768
Operating costs and expenses:
Selling and distribution	338,184	339,379	337,194	(d)	339,415	(b) (d)
General and administrative	87,476	72,299	87,494	(d)	68,755	(b)
Amortization of intangibles	706	744	706		744
Facility closing and reorganization costs	1,245	977	—	(b)	—	(b)
Litigation settlements	—	(2,521)	—		—	(d)
Impairment on intangibles	109,910	—	—	(a)	—
Total operating costs and expenses	537,521	410,878	425,394		408,914
Operating income (loss)	(59,212)	5,297	51,634		6,854
Interest expense	16,528	15,023	16,102	(d)	14,577	(d)
Loss on early retirement of long-term debt	43,609	—	—	(c)	—
Other income, net	(446)	(321)	(446)		(321)
Income (loss) from continuing operations before income taxes	(118,903)	(9,405)	35,978		(7,402)
Income tax expense (benefit)	(45,252)	387	13,672	(e)	(2,813)	(e)
Income (loss) from continuing operations	(73,651)	(9,792)	22,306		(4,589)
Income (loss) on sale of discontinued operations, net of tax	(89)	836	—	(d)	—	(d)
Net income (loss)	$(73,740)	$(8,956)	$22,306		$(4,589)

Average common shares:
Basic	94,222	94,399	94,222		94,399
Diluted	94,222	94,399	94,593	(f)	94,399

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.78)	$(0.10)	$0.24		$(0.05)
Income from discontinued operations	—	0.01	—		—
Net income (loss)	$(0.78)	$(0.09)	$0.24		$(0.05)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.78)	$(0.10)	$0.24		$(0.05)
Income from discontinued operations	—	0.01	—		—
Net income (loss)	$(0.78)	$(0.09)	$0.24		$(0.05)
* See notes to Earnings Release Tables

DEAN FOODS COMPANY
Computation of Adjusted EBITDA
(Unaudited)
(In thousands)

	Three months ended March 31,
	2015	2014

Net income (loss)	$22,306	$(4,589)
Interest expense	16,102	14,577
Income tax expense (benefit)	13,672	(2,813)
Depreciation and amortization	37,897	38,678
Adjusted EBITDA	$89,977	$45,853

DEAN FOODS COMPANY
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$30,056	$16,362
Other current assets	1,010,733	1,163,698
Total current assets	1,040,789	1,180,060
Property, plant and equipment, net	1,158,550	1,172,596
Intangibles and other assets, net	314,168	416,980
Total Assets	$2,513,507	$2,769,636

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities, excluding debt	$712,677	$793,753
Total long-term debt, including current portion	853,426	917,179
Other long-term liabilities	396,797	431,386
Total stockholders' equity	550,607	627,318
Total Liabilities and Stockholders' Equity	$2,513,507	$2,769,636

DEAN FOODS COMPANY
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended March 31,
Operating Activities	2015	2014
Net cash provided by operating activities	$157,579	$32,799

Investing Activities
Payments for property, plant and equipment	(19,304)	(28,035)
Proceeds from sale of fixed assets	1,638	1,372
Net cash used in investing activities	(17,666)	(26,663)
Financing Activities
Net proceeds from debt	408,852	65,526
Early retirement of long-term debt	(476,188)	—
Premiums paid on early retirement of debt	(37,309)	—
Payments of financing costs	(14,796)	—
Issuance of common stock, net of share repurchases	—	(25,000)
Cash dividend paid	(6,604)	(6,543)
Other	234	1,128
Net cash provided by (used in) financing activities	(125,811)	35,111
Effect of exchange rate changes on cash and cash equivalents	(408)	(258)

Increase in cash and cash equivalents	13,694	40,989
Cash and cash equivalents, beginning of period	16,362	16,762
Cash and cash equivalents, end of period	$30,056	$57,751

Computation of Free Cash Flow provided by continuing operations
Net cash provided by operating activities	$157,579	$32,799
Payments for property, plant and equipment	(19,304)	(28,035)
Free cash flow provided by continuing operations	$138,275	$4,764

DEAN FOODS COMPANY
Reconciliation of GAAP to Adjusted Earnings
(Unaudited)
(In thousands, except per share data)

	Three months ended March 31, 2015
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing, reorganization and realignment costs (b)	Loss on early retirement of long-term debt (c)	Other adjustments (d)	Income tax (e)	Adjusted*
Operating income (loss):
Dean Foods	$51,943	$—	$—	$—	$(309)	$—	$51,634
Facility closing and reorganization costs	(1,245)	—	1,245	—	—	—	—
Impairment on intangibles	(109,910)	109,910	—	—	—	—	—
Total operating income (loss)	(59,212)	109,910	1,245	—	(309)	—	51,634

Interest expense	16,528	—	—	—	(426)	—	16,102
Loss on early retirement of long-term debt	43,609	—	—	(43,609)	—	—	—
Other income, net	(446)	—	—	—	—	—	(446)
Income tax expense (benefit)	(45,252)	—	—	—	—	58,924	13,672
Income (loss) from continuing operations	(73,651)	109,910	1,245	43,609	117	(58,924)	22,306
Loss on sale from discontinued operations, net of tax	(89)	—	—	—	89	—	—
Net income (loss)	(73,740)	109,910	1,245	43,609	206	(58,924)	22,306

Diluted earnings (loss) per share (f)	$(0.78)	$1.17	$0.01	$0.46	$0.01	$(0.63)	$0.24

	Three months ended March 31, 2014
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing, reorganization and realignment costs (b)	Loss on early retirement of long-term debt (c)	Other adjustments (d)	Income tax (e)	Adjusted*
Operating income (loss):
Dean Foods	$3,753	$426	$3,654	$—	$(979)	$—	$6,854
Facility closing and reorganization costs	(977)	—	977	—	—	—	—
Litigation settlements	2,521	—	—	—	(2,521)	—	—
Total operating income	5,297	426	4,631	—	(3,500)	—	6,854
	—						—
Interest expense	15,023	—	—	—	(446)	—	14,577
Other income, net	(321)	—	—	—	—	—	(321)
Income tax expense	387	—	—	—	—	(3,200)	(2,813)
Income (loss) from continuing operations	(9,792)	426	4,631	—	(3,054)	3,200	(4,589)
Income from discontinued operations, net of tax	836	—	—	—	(836)	—	—
Net income (loss)	$(8,956)	$426	$4,631	$—	$(3,890)	$3,200	$(4,589)

Diluted earnings (loss) per share	$(0.09)	$—	$0.05	$—	$(0.04)	$0.03	$(0.05)
* See notes to Earnings Release Tables

For the three months ended March 31, 2015 and 2014, the adjusted results and certain other non-GAAP financial measures differ from the Company's results under GAAP due to the exclusion of net gains or net losses associated with certain non-recurring items, including facility closing, reorganization and realignment costs; costs associated with the early retirement of long-term debt; (gains) losses on the mark-to-market of our derivative contracts; litigation settlements; discontinued operations as well as asset impairment charges. These adjustments are made to facilitate meaningful comparisons of our operating performance between periods as the Company cannot predict the timing and amount of charges associated with such items.

(a)	The adjustment reflects the elimination of the following:

i.
In conjunction with our decision to launch DairyPure in the first quarter of 2015, we changed certain indefinite lived assets to finite lived resulting in a triggering event for impairment testing purposes. As a result, we recorded a non-cash charge of $109.9 million ($68.7 million net of tax) related to the impairment of certain of our intangible assets; and

ii.
Accelerated depreciation related to machinery and equipment at certain of our production facilities as a result of revisions made to the estimated remaining useful lives due to our evaluation of the impact that we expect changes in our business to have on estimated future cash flows at those production facilities.

(b)
The adjustment reflects the elimination of severance charges and non-cash asset write-downs related to approved facility closings and restructuring plans, as well as other organizational realignment activities.

(c)
During the first quarter of 2015, we retired the remaining principle amount of $476.2 million of our 2016 senior notes. As a result we recorded a $38.3 million pre-tax loss on early retirement of long-term debt in the first quarter of 2015, which consisted of debt redemption premiums of $37.3 million, a write-off of unamortized debt issue costs of $0.8 million and write-off of the remaining bond discount and interest rate swaps of $0.2 million. In addition, in conjunction with the execution of a new credit agreement and amendment our receivables-backed facility in the first quarter of 2015, we wrote-off unamortized debt issue costs of $5.3 million. The adjustment reflects the elimination of these losses.

(d)	The adjustment reflects the elimination of the following:

a.
Interest accretion in connection with our previously disclosed dairy farmer class action lawsuit filed in the United States District Court for the Eastern District of Tennessee. The Court granted final approval of the settlement agreement on June 15, 2012;

b.
The gain on the mark to market of our commodity derivative contracts for the three months ended March 31, 2015 and 2014. Effective January 1, 2014, we have de-designated all open commodity derivative positions that were previously designated as hedges. As of the de-designation date, all commodities contracts are now marked to market in our income statement at each reporting period and a derivative asset or liability is recorded on our balance sheet;

c.	A reduction in a litigation settlement liability due to plaintiff class “opt-outs” of $2.5 million during the three months ended March 31, 2014; and

d.	A taxing authority settlement of certain retained contingent obligations related to prior discontinued operations.

(e)
The adjustment reflects the income tax impact on adjustments (a) through (d) and to reflect our adjusted tax rate at 38%, which we believe represents our normalized long-term effective tax rate as a U.S. domiciled business.

(f)	The adjustment reflects an add-back of the dilutive shares, which were anti-dilutive for GAAP purposes.